UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2026 (March 26, 2026)

Rapid7, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37496	35-2423994
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Causeway Street,

Boston, Massachusetts 02114

(Address of principal executive offices), including zip code

(617) 247-1717

(Registrant’s telephone number, including area code)

Not Applicable

(Former name, or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	RPD	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On March 26, 2026, Rapid7, Inc. (“Company”) entered into a Nomination and Support Agreement (the “Nomination and Support Agreement”) with JANA Partners Management, LP (together with its controlled affiliates and controlled associates, “JANA”).

In accordance with the Nomination and Support Agreement, the Company has agreed to include Kevin Galligan (the “JANA Nominee”) in the Company’s slate of recommended nominees for election as directors at its 2026 annual meeting of stockholders, and any adjournment, postponement, rescheduling or continuation thereof (the “2026 Annual Meeting”) and shall recommend, support and solicit proxies for the election of the JANA Nominee at the 2026 Annual Meeting in the same manner and on terms no less favorable than the Company provides for the Board’s other nominees.

Pursuant to the Nomination and Support Agreement, JANA may not, directly or indirectly, acquire or agree to acquire, any securities of the Company that would result in JANA owning, controlling or otherwise having any beneficial or other ownership interest in more than 19.9% of the shares of the Company’s outstanding common stock, without the prior written consent of the Board (with acquisitions by JANA of ownership of voting stock up to such 19.9% threshold having been approved by the Board in connection with the approval of the Nomination and Support Agreement for purposes of the restrictions on business combinations contained in Delaware General Corporation Law Section 203 that would otherwise be imposed).

Additionally, JANA has agreed to vote all shares of the Company’s common stock beneficially owned by it and over which it has direct or indirect voting power at the 2026 Annual Meeting in favor of the following persons for election as directors of the Company and no other person(s): the JANA Nominee, Corey E. Thomas, Marc Brown, Judy Bruner, Mike Burns, Benjamin Holzman, Wael Mohamed, J. Benjamin Nye, Thomas Schodorf, Reeny Sondhi, and any mutually agreed upon nominee.

Unless otherwise mutually agreed to in writing by each party, the Nomination and Support Agreement will terminate upon the earlier of (i) the date that is thirty (30) calendar days prior to the beginning of the Company’s advance notice period for the nomination of directors at the 2027 annual meeting of the Company’s stockholders, and (ii) January 8, 2027.

The foregoing summary of the Nomination and Support Agreement does not purport to be complete and is subject to, and qualified in its entirety, by reference to the full text of the Nomination and Support Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Nomination and Support Agreement, by and between Rapid7, Inc. and JANA Partners Management, LP, dated March 26, 2026.

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 30, 2026	Rapid 7, Inc.

	By:	/s/ Rafe Brown
	Name:	Rafe Brown
	Title:	Chief Financial Officer

Exhibit 10.1

Execution Version

NOMINATION AND SUPPORT AGREEMENT

This Nomination and Support Agreement, dated March 26, 2026 (this “Agreement”), is by and between JANA Partners Management, LP, a Delaware limited liability company (together with its controlled Affiliates and controlled Associates, “JANA”), and Rapid7, Inc., a Delaware corporation (the “Company”). The Company and JANA are each herein referred to as a “party” and, collectively, the “parties.” In consideration of and reliance upon the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1. Representations and Warranties of the Company. The Company represents and warrants to JANA that: (a) this Agreement has been duly authorized, executed and delivered by the Company, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; and (b) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of, the Company as currently in effect, the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

2. Representations and Warranties of JANA. JANA represents and warrants to the Company that: (a) this Agreement has been duly authorized, executed and delivered by JANA, and is a valid and binding obligation of JANA, enforceable against JANA in accordance with its terms; and (b) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of, JANA as currently in effect, the execution, delivery and performance of this Agreement by it does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which it is a party or by which it is bound.

3. Board Nomination and Other Company Matters.

(a) The Company shall include Kevin Galligan (the “JANA Nominee”) in the Company’s slate of recommended nominees standing for election at its 2026 annual meeting of stockholder (the “2026 Annual Meeting”) and shall recommend, support and solicit proxies for the election of the JANA Nominee at the 2026 Annual Meeting in the same manner and on terms no less favorable than the Company provides for other nominees of the board of directors of the Company (the “Board”) standing for election at the 2026 Annual Meeting.

(b) From the date of this Agreement until the Termination Date (such period, the “Cooperation Period”), JANA shall not acquire or agree to acquire, directly or indirectly, through swap or hedging transactions or otherwise, any securities of the Company or any rights decoupled from the underlying securities of the Company that would result in JANA owning, controlling or otherwise having any beneficial or other ownership interest in 19.9% or more of the Company’s outstanding common stock without the prior written consent of the Board.

4. Voting Agreement.

(a) JANA agrees that at the 2026 Annual Meeting, JANA shall cause all shares of the Company’s common stock (the “Shares”) beneficially owned, directly or indirectly, by it (including all Shares beneficially owned as of the respective record dates for such annual meeting and any adjournment, postponement, rescheduling or continuation thereof (the “Covered Meeting”) over which it exercises or has voting authority (i) in the case of the Covered Meeting, to be present in person or by proxy for quorum purposes, and (ii) to be voted in favor of following persons for election as directors of the Company at such Covered Meeting and no other person(s): the JANA Nominee, Marc Brown, Judy Bruner, Mike Burns, Ben Holzman, Wael Mohamed, Ben Nye, Tom Schodorf, Reeny Sondhi, Corey Thomas and any mutually agreed upon nominee. The parties understand and agree that, except as otherwise provided in this Section 4(a), JANA may vote its Shares in its sole discretion with respect to any other matters at the Covered Meeting.

(b) Nothing in this Agreement shall be deemed to limit JANA’s ability to communicate privately with the Board or management of the Company on any matter or to privately request a waiver of any provision of this Agreement from the Company.

(c) JANA acknowledges that in connection with and subject to the execution of this Agreement, the Board has approved JANA’s acquisition of ownership of up to 19.9% (such approval, the “203 Approval,” such ownership limit, the “Ownership Limit”) of the Company’s outstanding voting stock for purposes of Section 203 of the Delaware General Corporation Law (the “DGCL”); provided that JANA acknowledges and agrees that notwithstanding such approval, JANA shall be deemed to be an “interested stockholder” within the meaning of Section 203 of the DGCL subject to the restrictions on business combinations under Section 203, and shall be subject to and bound by such restrictions as a matter of contract pursuant to this Agreement if it becomes the owner of shares of the voting stock of the Company above the Ownership Limit, subject to Section 4(d) below.

(d) JANA agrees that if JANA becomes the owner of voting stock of the Company that exceeds the Ownership Limit (an “Ownership Limit Excess Acquisition”) under circumstances in which the restrictions under Section 203 of the DGCL applicable to “business combinations” would, but for the 203 Approval, be applicable to the Company and JANA, then, from and after the date JANA exceeds such Ownership Limit (an “Ownership Limit Excess Date”), JANA will not engage in any “business combination” with the Company for a period of 3 years following the Ownership Limit Excess Date, unless:

(i) prior to the Ownership Limit Excess Date, the Board approved, including approval by a majority of the directors who are not the JANA Nominee (or any replacements thereof that are Affiliates of JANA), either the “business combination” or the transaction in which JANA acquired ownership of shares of voting stock of the Company in excess of the Ownership Limit;

(ii) upon consummation of a Ownership Limit Excess Acquisition, JANA owned at least 85% of the voting power of the voting stock of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by JANA) those shares owned (i) by persons who are directors and also officers of the Company and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(iii) at or subsequent to such time the “business combination” is approved by the Board, including approval by a majority of the directors who are not the JANA Nominee (or any affiliates of JANA), and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the voting power of the outstanding voting stock which is not owned by JANA; or

(iv) any of the exceptions in Section 203(b) (3), (4), (5) (6) or (7) of the DGCL would apply if the Ownership Limit Excess Acquisition had caused JANA to become an “interested stockholder” for purposes of Section 203 of the DGCL (with references to “15%” in Section 203 of the DGCL being deemed to be replaced with “Ownership Limit”).

(e) For purposes of this Section 4, the terms “business combination,” “interested stockholder,” “own,” and “voting stock” (including any correlative terms and the plural form of any of the foregoing) will have the meanings ascribed thereto in Section 203 of the DGCL.

5. Definitions. For purposes of this Agreement:

(a) the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and shall include all persons or entities that at any time prior to the termination of this Agreement become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, however, that, for purposes of this Agreement, (i) JANA shall not be an Affiliate or Associate of the Company, and (ii) the Company shall not be an Affiliate or Associate of JANA;

(b) the terms “beneficial owner” and “beneficially own” shall have the respective meanings of such terms under or as used in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(c) the terms “person” or “persons” shall mean any individual or any corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature; and

(d) the term “Representatives” shall mean, in reference to any person, such person’s controlled Affiliates and Associates and the respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives of such person and its Affiliates and Associates, in each case acting in a capacity on behalf of, in concert with or at the direction of such person or its controlled Affiliates or Associates.

6. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, (a) when delivered by hand, with written confirmation of receipt; (b) upon sending if sent by electronic mail to the electronic mail addresses below, with confirmation of receipt from the receiving party by electronic mail; (c) one business day after being sent by a nationally recognized overnight courier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

if to the Company:

Rapid7, Inc.

120 Causeway Street, Suite 400

Boston, MA 02114

Attention: Peter Kaes, Senior Vice

President, General Counsel

E-mail: peter_kaes@rapid7.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Anthony F. Vernace

William J. Allen

Email: avernace@stblaw.com

william.allen@stblaw.com

if to JANA:

JANA Partners Management, LP

888 7th Avenue, 24th Floor

New York, New York 10106

Attention: Jennifer Fanjiang

E-mail: legal@janapartners.com

with a copy (which shall not constitute notice) to:

McDermott Will & Schulte LLP

919 Third Avenue

New York, NY 10022

Attention: Ele Klein

Brandon Gold

Daniel Goldstein

E-mail: eklein@mcdermottlaw.com

 bgold@mcdermottlaw.com

 dagoldstein@mcdermottlaw.com

7. Specific Performance; Choice of Law; Forum.

(a) This Agreement and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise) shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the choice of law principles of such state. Any action to enforce the terms and provisions of this Agreement or relating to the transactions contemplated by this Agreement shall be brought exclusively in the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any state or federal court sitting in the State of Delaware. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery in the State of Delaware or other federal or state courts sitting in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the federal or state courts of the State of Delaware. Each party irrevocably and unconditionally waives any objection to the laying of venue of any litigation, arbitration or other proceeding (any of the foregoing, a “Legal Proceeding”) arising out of this Agreement in such courts, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Legal Proceeding brought in any such court has been brought in an inconvenient forum. The parties agree that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by law. The parties agree that delivery of process or other papers in connection with any such Legal Proceeding in the manner provided in this Section 7 of this Agreement or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof. FURTHERMORE, EACH OF THE PARTIES HERETO (A) IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY AND (B) AGREES TO WAIVE ANY BONDING REQUIREMENT UNDER ANY APPLICABLE LAW, IN THE CASE ANY OTHER PARTY SEEKS TO ENFORCE THE TERMS BY WAY OF EQUITABLE RELIEF. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law.

(b) Each party to this Agreement acknowledges and agrees that the other party would be irreparably injured by an actual breach of this Agreement by the first-mentioned party or its Representatives and that monetary remedies may be inadequate to protect either party against any actual or threatened breach or continuation of any breach of this Agreement. In furtherance of this Agreement and without prejudice to any other rights and remedies otherwise available to the parties under this Agreement, each party shall be entitled to seek equitable relief by way of injunction or otherwise and specific performance of the provisions hereof upon satisfying the requirements to obtain such relief without the necessity of posting a bond or other security, if the other party or any of its Representatives breaches or threatens to breach any provision of this Agreement. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity to the non-breaching party.

8. Severability. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

9. Termination. Unless otherwise mutually agreed to in writing by each party, this Agreement shall terminate on the earlier of the (i) date that is thirty (30) calendar days prior to the beginning of the Company’s advance notice period for the nomination of directors at the 2027 annual meeting of the Company’s stockholders and (ii) January 8, 2027 (the earlier of (i) and (ii), the “Termination Date”). Upon termination, this Agreement shall have no further force and effect. Notwithstanding the foregoing, (a) Section 4(c), Section 4(d) and Sections 5 through 15 of this Agreement shall survive termination of this Agreement; and (b) no termination of this Agreement shall relieve any party of liability for any breach of this Agreement arising prior to such termination.

10. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same agreement and shall become a binding agreement when a counterpart has been signed by each party and delivered to the other party, thereby constituting the entire agreement among the parties pertaining to the subject matter hereof. Signatures of the parties transmitted by facsimile, PDF, jpeg, .gif, .bmp or other electronic file shall be deemed to be their original signatures for all purposes and the exchange of copies of this Agreement and of signature pages by facsimile transmission, PDF or other electronic file shall constitute effective execution and delivery of this Agreement as to the parties.

11. No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void.

12. No Waiver. No failure or delay by either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

13. Entire Understanding. This Agreement supersedes all other agreements between the Company and JANA and contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

14. Interpretation and Construction. Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is expressly waived by each of the parties hereto. The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement. In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation;” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (v) whenever the context requires, the masculine gender shall include the feminine and neuter genders.

15. Expenses. Neither the Company, on one hand, nor JANA, on the other hand, shall be responsible for any fees or expenses (including legal expenses) incurred by the other party in connection with this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.

RAPID7, INC.

By:	/s/ Corey E. Thomas
Name: Corey E. Thomas
Title: Chief Executive Officer

JANA PARTNERS MANAGEMENT, LP

By:	/s/ Jennifer Fanjiang
Name: Jennifer Fanjiang
Title: Partner, Chief Legal & Compliance Officer